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                                                                    EXHIBIT 10.4



                           MASTER SEPARATION AGREEMENT


         THIS MASTER SEPARATION AGREEMENT ("Agreement") is entered into as of the 1st day of June, 2000, by and among VISTEON CORPORATION, a corporation organized under the laws of Delaware, U.S.A., with offices at 5500 Auto Club Drive, Dearborn, Michigan 48126 ("Visteon"), and FORD MOTOR COMPANY, a corporation organized under the laws of Delaware, U.S.A., with offices at The American Road, Dearborn, Michigan 48121 ("Ford").

                                 R E C I T A L S

         WHEREAS, Visteon was formed by Ford to hold the assets (including Ford's interests in certain subsidiaries and affiliates) relating to those activities that had been conducted under the name "Visteon Automotive Systems, an enterprise of Ford Motor Company" (the "Business");

         WHEREAS, Ford has concluded that the separation of the Business from its automaking business would (i) alleviate competitive barriers to expanding the Business beyond sales to Ford, and its Subsidiaries and Affiliates (as defined in Schedule 1), (ii) allow Ford to overcome competitive barriers to making purchases from third-party automotive suppliers, and (iii) enhance the Business' ability to attract employees and permit the Business to offer employee incentives more directly tied to the performance of the Business;

         WHEREAS, to effectuate the Separation, and in pursuance of a plan of reorganization (within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")), Ford has agreed to transfer to Visteon those entities and assets of Ford (or its Subsidiaries and Affiliates) devoted to the Business, and Visteon has agreed to assume certain liabilities associated with the Business, as more particularly described in the Master Transfer Agreement, dated March 30, 2000 ("Master Transfer Agreement"), between Ford and Visteon (the "Transfer");

         WHEREAS, Ford intends to effect a distribution (the "Distribution") (A) to the holders of Ford's common stock, par value $1.00 per share ("Ford Common Stock") and the holders of Ford's Class B Stock, par value $1.00 per share ("Class B Stock") (other than the Plans defined below), of all shares of the common stock of Visteon ("Visteon Common Stock") held by Ford immediately prior to the Distribution, and (B) to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees and the Ford Motor Company Tax-Efficient Savings Plan for Hourly Employees (collectively, the "Plans"), of cash in lieu of shares of Visteon Common Stock, which cash shall be a portion of the Dividend described below;

         WHEREAS, Ford acknowledges that it is in the best interest of Ford and Visteon for the cash position of Visteon at the time of the Distribution to be equal to a target cash amount and, to that end, either will (i) cause Visteon to effect a distribution of cash to Ford as a dividend (the "Dividend"), or (ii) contribute cash to Visteon;

         WHEREAS, in the event the Dividend is declared, Ford will segregate such funds in a




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separate bank account and, within a year after the Distribution, will use such funds to pay creditors of Ford and/or to make distributions to shareholders of Ford;

         WHEREAS, the parties intend the Transfer and the Distribution be treated as tax-free transactions under Sections 351, 368(a) and 355 of the Code to both Ford and its stockholders;

         WHEREAS, in connection with the transactions contemplated by the parties, and in order to support the purposes contemplated thereby, Ford and certain of its Subsidiaries and Affiliates have entered into several ancillary agreements with Visteon and its Subsidiaries and Affiliates, including, without limitation, a Tax Sharing Agreement between Ford and Visteon ("Tax Sharing Agreement"), an Hourly Employee Assignment Agreement between Ford and Visteon, an Employee Transition Agreement between Ford and Visteon, an Information Technology Services Agreement between Ford and Visteon ("IT Agreement"), a Purchase and Supply Agreement between Ford and Visteon ("Purchase and Supply Agreement"), an Aftermarket Relationship Agreement between Visteon and the Automotive Consumer Services Group of Ford, a Patent Cross-License Agreement between Visteon Global Technologies, Inc. ("VGTI") and Ford Global Technologies, Inc. ("FGTI"), a Technology Cross-License Agreement between VGTI and FGTI, and various real estate leases (The foregoing agreements described above are collectively referred to as the "Ancillary Agreements");

         WHEREAS, in anticipation of the Distribution, the parties desire to set forth in writing the terms under which certain central services will continue to be provided to Visteon by Ford and certain of its Subsidiaries and Affiliates for a specified period of time; and

         WHEREAS, in connection with the Distribution, the parties hereto desire to provide for certain indemnification rights as between the parties and certain other matters described below.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.       DEFINITIONS.

         Capitalized terms not otherwise defined in the body of this Agreement shall have the meanings set forth in Schedule 1 attached hereto.

2.       TRANSITIONAL SERVICES TO VISTEON.

         (a) Historically, Ford, directly or through its Subsidiaries and Affiliates, has arranged for certain services to be provided to the Business centrally. The parties have agreed to continue certain of these services ("Transitional Services") after the Distribution through December 31, 2001 (the "Transition Termination Date"). "Transitional Services" are such services which Ford provided to the Business in the twelve (12) months prior to the Distribution and which are identified by Visteon as continuing services in writing to Ford prior to the Distribution, and includes, without limitation, those services generally identified on Schedule 2(a). The parties




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agree that all Transitional Services will be more particularly described in writing, together with the agreed changes, as soon as possible, in one or more documents signed by the parties which specifically reference that they are to be considered Transitional Services under this Agreement. Transitional Services do not include (i) any of the excluded services identified in Section 5 below, or otherwise covered by the IT Agreement, or (ii) any other services which Ford would not be legally permitted to provide to Visteon (or its Subsidiaries or Affiliates) from time to time. In no event will Ford be required to obtain a different or new license or permit in order to legally provide any service hereunder.

         (b) Ford (directly or through its Subsidiaries, Affiliates, or designated third parties) agrees to provide to Visteon and its Subsidiaries and Affiliates, as requested by Visteon, the Transitional Services through the Transition Termination Date in exchange for the charges agreed to by the parties in writing under service level agreements. Visteon may terminate all or any portion of the Transitional Services at any time upon six (6) months' prior written notice to Ford, or such shorter time period as may be agreed to by Ford with respect to a specific Transitional Service. If the parties have not already agreed in writing to a charge that is applicable to such terminated Transitional Service(s), the parties will endeavor in good faith to adjust the charge to Visteon to reflect the reduced level of service. (For example, this would occur if the parties agreed on one charge for all accounting services, and, later, Visteon notified Ford that it no longer needed certain accounting services but continued to need the remainder of the accounting services agreed to.) In the event the parties are unable to agree on the revised charge within thirty (60) days after Visteon notifies Ford of the services to be terminated, such dispute over the adjusted charges shall be submitted to dispute resolution as provided in Section 10(f) of the Master Transfer Agreement. It is intended that the Transitional Services will be provided to Visteon and its Subsidiaries and Affiliates at the fully accounted cost, including a reasonable allocation for internal overhead costs, direct costs and costs incurred from outside suppliers. Any taxes due (including, without limitation, withholding taxes) on the amounts owing to Ford for Transitional Services will be paid by Visteon (or its respective Subsidiary or Affiliate) at its own expense. The parties will endeavor in good faith to agree on an amount to be charged by Ford for providing the Transitional Services (or the method for determining such charge). In the event that Ford (or its Subsidiaries or Affiliates) provides any Transitional Services to other third party suppliers, Ford will charge Visteon no more than the amounts for such services as it charges to similar third party suppliers.

         (c) In the event that Visteon considers that any of the Transitional Services are incomplete or incorrectly described, within thirty (30) days after the Distribution, Visteon shall provide to Ford written notice of any proposed deletions or modifications to any Transitional Services, including the reasons for revisions and, unless precluded by either: (i) law or regulation, or (ii) the express terms of existing contracts between Ford and a third party, suchdeletions, or modifications shall be accepted by Ford (subject to appropriate adjustments to the charges for such revised Transitional Services) under the terms of this Agreement, and, with respect to proposed changes in the charges for such Transitional Services, Ford and Visteon shall reasonably agree on the appropriate revised charges. In the event that Ford and Visteon are unable to reach an agreement on revised charges within thirty (30) days after Visteon notifies Ford as provided in



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the first sentence of this Section 2(c), such dispute shall be submitted to dispute resolution as provided in Section 10(f) of the Master Transfer Agreement, and the parties will be governed by the principles for charges in
Section 2 (b) above.

         (d) Visteon agrees that it will, and it will cause its Subsidiaries and Affiliates to, use commercially reasonable efforts to obtain all Transitional Services from a source other than Ford and its Subsidiaries and Affiliates commencing no later than the Transition Termination Date. In the event that Visteon or any of its Subsidiaries or Affiliates is unable to obtain a replacement source for any particular Transitional Service (a "Continued Service") to commence at the Transition Termination Date, then Visteon may continue to obtain the Continued Service hereunder, on the same terms and conditions for the particular Transitional Service, for a period designated by Visteon, which ends no later than June 30, 2002, by giving Ford written notice before June 30, 2001, identifying the Continued Service(s) Visteon wishes to continue. In addition, Visteon may continue any Transitional Service that is comprised of information technology services for a period not to exceed five (5) years from the date of Distribution.

3.       QUALITY OF SERVICES.

         (a) The Transitional Services provided under this Agreement will be substantially the same in scope, quality and responsiveness as are provided to other areas of Ford for the time period they are being provided. If Ford ceases to provide any Transitional Service to Ford and the Ford Subsidiaries and Ford Affiliates, it may, upon reasonable notice to Visteon, cease providing such Transitional Services hereunder. Ford and its Subsidiaries and Affiliates shall have no liability for actions or failure to act in connection with Transitional Services, except (i) for claims arising out of the gross negligence or willful misconduct of Ford or its Subsidiaries or Affiliates, and (ii) as provided below in this Section 3. Visteon agrees to indemnify Ford and its Subsidiaries and Affiliates, and their respective officers, directors, employees, and agents, as provided in Section 7 of the Master Transfer Agreement, for any claims arising out of Transitional Services, except for matters which are specifically excluded above. In addition, Visteon's obligation to defend and indemnify hereunder will continue to apply after the termination or other conclusion of Transitional Services to the extent the incident which forms the basis of the claim occurred as a result of Transitional Services provided hereunder. In the event that Visteon or its Subsidiaries or Affiliates are dissatisfied with the quality or responsiveness of any Transitional Service provided hereunder, Visteon shall provide written notice thereof to Ford, and, if the local entities involved in providing or receiving the Transitional Service in dispute cannot resolve the dispute in a mutually satisfactory manner within thirty (30) days after receipt of such notice, the dispute shall be submitted to an officer designated by each such party for resolution. Upon determination by such officers that the quality or responsiveness of such Transitional Service does not meet the standard set forth herein, Ford shall immediately take action to cause such Transitional Service to be performed at the levels provided for herein. Pending any such final determination, Visteon or its designated Subsidiary or Affiliate will pay for the undisputed Transitional Service(s), and Ford or its Subsidiary or Affiliate shall continue to provide all Transitional Services hereunder without interruption.




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         (b) If Ford is in material breach of any provision of this Agreement,
Visteon shall have the right to terminate any Transitional Service involved in such breach, upon not less than thirty (30) days' written notice to Ford. In the event that such notice period would result in irreparable harm to the recipient of the Transitional Service, an appropriate shorter notice period shall apply. If Ford cures the breach during the notice period, said notice shall be void.

         (c) With respect to any such breach by Ford, Ford and any Subsidiary or Affiliate of Ford providing the disputed Transitional Services will be liable to the recipient of the Transitional Service as follows:

             (i) Ford will promptly pay the reasonable amount charged by a third party upon whom the recipient of the Transitional Service had to rely in order to have the specific Transitional Service properly rendered for a period not to exceed ninety (90) days, and

             (ii) If such breach is occasioned by the willful or negligent interruption or negligent or otherwise improper discontinuance of a Transitional Service, the provider will reimburse the recipient to the extent of any direct damages incurred as a result of any claims by third parties whose claims arise out of the performance or nonperformance by the provider of such Transitional Service.

         (d) The above remedies are available cumulatively in respect of each breach hereunder, and in lieu of any other remedies, including equitable remedies, in contract or in tort.

         (e) The above remedies shall not be applicable in respect of any Transitional Service provided in the most part by a supplier to Ford or its Subsidiaries or Affiliates (by way of example, telephone services), nor to the extent that such Transitional Services are provided using licensed software, where a failure in such software was the primary cause of such breach; provided, however, that Ford shall make available to Visteon and the recipient of the Transitional Service all warranties and remedies available to Ford or its Subsidiaries or Affiliates in respect of such Transitional Service.

         (f) In the event of a breach by Ford or its Subsidiaries or Affiliates arising out of this Agreement, Visteon and its Subsidiaries and Affiliates shall use all reasonable efforts to mitigate its or their damages, including, but not limited to, immediate notification to Ford of such breach.

4.       PAYMENT TERMS.

         (a) For payments covered by this Agreement and the IT Agreement, Ford and Visteon will implement payment terms in the U.S. that generally are consistent with the terms that are provided to Ford's U.S. supply base and that also will allow for netting of intercompany balances and the payroll dates that Visteon reimburses Ford for labor. A description of the payment calculations and dates are included in Schedule 4.

         (b) Except as otherwise provided herein, the parties will continue the present monthly



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billing practices and processes, as provided in 4(a) above, for Transitional
Services and for charges under the IT Agreement from Ford's Process Leadership (information technologies) until such time as the accounting functions for Visteon have been sufficiently transitioned so that there is no longer the ability to continue the present billing practices. The present process in the U.S. provides for monthly billing by various departments, the net amount of which is divided into weekly amounts, which are due beginning in the month following the month the services were billed. Except as otherwise agreed to in writing by the parties, after Visteon has transitioned from the Ford accounting services necessary for the present billing process, Ford will submit two monthly billings to Visteon; one for charges from Ford's Process Leadership (information technologies) and the other for Transitional Services, with the total charges to continue to be due consistent with the present practice and Schedule 4. Ford and Visteon will work together to reach a mutually acceptable billing format that provides Visteon sufficient detail to identify the charges and does not require Ford to make significant revisions to its systems.

         (c) In the event the parties agree to terminate the intercompany netting process, Ford may charge interest on any amounts due under this Agreement at the same rate of interest (if any) as Visteon is entitled to charge Ford on Ford's purchases from Visteon from time to time.

         (d) Ford has the right to offset any amounts owed by Visteon or its Subsidiaries or Affiliates for Transitional Services provided to Visteon or its Subsidiaries or Affiliates against amounts otherwise owed by Ford or Ford's Subsidiaries or Affiliates to Visteon.


5.       EXCLUDED OR LIMITED SERVICES.

         (a) To the extent that any Ancillary Agreement specifically addresses any matter set forth in this Agreement, the terms of such Ancillary Agreement will govern and control with respect to such matter; provided, however, (i) with respect to cost of services provided by Ford and its Subsidiaries and Affiliates to Visteon and its Subsidiaries and Affiliates, the charge can be no less than Ford's fully accounted cost, including a reasonable allocation for internal overhead costs, as well as any direct costs incurred from outside suppliers, and
(ii) with respect to the duration of services that are provided by Ford and its Subsidiaries and Affiliates to Visteon and its Subsidiaries and Affiliates (other than information technology services which may have a different duration or services which are provided at a fair market rate for such services), the term during which any services are provided cannot be longer than the time period provided for in Section 2 above.

         (b) After the Distribution, Ford will no longer provide services in the following areas: insurance coverage (except in certain non-U.S. locations and under existing occurrence based policies covering Ford and its Subsidiaries for covered occurrences prior to the Distribution), insurance administrative services, legal services (except in certain non-U.S. locations), medical services that Ford is not licensed or authorized to provide to third parties, travel services on company aircraft that Ford is not licensed or authorized to provide to other third parties, security services that Ford is not licensed to provide to third parties, and general auditing. It is understood




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that any charges incurred by Visteon for insurance premiums will not be subject to refund.

         (c) Certain bonds and other guaranties have been backed or issued by Ford on behalf of the Business. Visteon agrees (i) that it will work diligently to replace such bonds and guaranties with its own credit and obtain a release of the Ford bonds and guaranties, and (ii) to indemnify Ford for any loss it suffers as a result of having to pay on any bonds or guaranties on behalf of the Business, both as provided in the Master Transfer Agreement.


6.       PURCHASING AGENCY.

         (a) Visteon, for itself and as agent for the Subsidiaries and Affiliates of Visteon listed on Schedule 6A (each hereinafter individually referred to as the "Principal") hereby grants to each of Ford and the Subsidiaries and Affiliates of Ford listed on Schedule 6B power to act as its agent (the "Agent") in the purchase of (i) steel and other raw materials designated by Principal, (ii) energy and non-production goods and services, all as the Principal may advise the Agent that it requires from time to time; provided however, that this grant shall not empower the Agent to act as the Principal's undisclosed agent or agent for any purposes other than those specified in this Agreement.

         The grant authorizes the Agent to:

         (i) Send to suppliers and potential suppliers of the Principal, both locally and abroad, requests for quotations; evaluate the supplier responses; issue to the suppliers purchase orders and amendments thereto and shipment release authorizations for, on behalf of, and in the name of the Principal; and

         (ii) Use standard Purchase Order Terms and Conditions as have been agreed to by Visteon, including any supplementary terms or such modifications thereto which the Agent, exercising prudent business judgment, may agree.

         (b) Any Principal or Agent may terminate its participation in this Agreement at any time upon written notice to Visteon and Ford. Such termination shall not affect the validity of this grant of power with respect to the remaining parties or the validity of any agreement authorized by the Principal and executed prior to the Agent receiving notice of such termination.

         (c) Visteon shall pay for these procurement services authorized hereby as part of the Transitional Services.


7.       INFORMATION AND RECORDS.

         (a) For purposes hereof, "Confidential Information" means, with respect to any entity, information belonging to such entity or its business that was obtained by another entity prior to



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the Distribution or any information that an entity obtains from another entity through (i) any Transitional Service provided hereunder, (ii) services provided under any of the Ancillary Agreements, or (iii) any sharing of records post-Distribution as provided for in this Agreement, but does not include information that is normally obtained by Ford and its Affiliates through their third party supplier relationships. In addition, "Confidential Information" does not include any information that (I) is or becomes publicly known other than through a breach of this Agreement by the receiving party; or (II) is lawfully received by the receiving party from a third party without breach of this Agreement or breach of any other agreement between the disclosing party and such third party; or (III) is independently developed by employees of the receiving party who have not had access to or received any Confidential Information under this Agreement; or (IV) is furnished to a third party by the disclosing party without restriction on the third party's rights to disclose; or (V) is authorized in writing by the disclosing party to be released from the confidentiality obligations herein.

         (b) Except as otherwise provided in writing by the relevant entity, Ford agrees that it will use reasonable care to maintain the confidentiality of Confidential Information of Visteon and its Subsidiaries or Affiliates and to limit its disclosure, and will cause its Subsidiaries and Affiliates to do the same, for a period of three (3) years from the Distribution; and, likewise, Visteon agrees that it will use Reasonable Care to maintain the confidentiality of Confidential Information of Ford and its Subsidiaries or Affiliates and to limit its disclosure, and will cause its Subsidiaries and Affiliates to do the same, for a period of three (3) years from the Distribution, except, in all cases, on a need-to-know basis in connection with the purpose for which it was disclosed. "Reasonable Care" shall mean the same degree of care exercised by the receiving party with respect to its own information of the same nature as Confidential Information.

         (c) If the receiving party becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt written notice so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the disclosing party waives compliance with the provisions of this Agreement, the receiving party will furnish only that Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

         (d) Visteon acknowledges that it is familiar with Ford's record retention policies and that it will, and will cause its Subsidiaries to, and use reasonable efforts to cause its Affiliates (collectively, the "Visteon Entities") to, retain all pre-Distribution records of the Visteon Business for a period no shorter than would be directed by Ford's record retention policy in effect at the Distribution, or as otherwise provided in the Tax Sharing Agreement or any other written agreement with Ford. In the event that Ford subsequently gives Visteon written notification of any pending claims, lawsuits, audits, changes in the law or other factors which would indicate that any records need to be kept for a longer period, Visteon will cause such records to be kept for the



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period reasonably requested in such notification, at the Visteon Entities'
expense.

         (e) During the period that the Visteon Entities are required to retain any record, as provided above, Visteon will give, or cause to be given to, Ford (or its Subsidiary or Affiliate, as appropriate) reasonable access to a requested record. Access is only required to be given to the requestor when it reasonably relates to the parties' relationship prior to the Distribution and is for the purpose of auditing, accounting, claims or litigation, employee benefits, regulatory or tax purposes, or reporting or disclosure obligations. In providing access to records, the party thought to be in possession of a record is only obligated to conduct a reasonable search designed to collect all the requested records (at its own expense) and provide the gathered records for inspection by the requestor during normal business hours at the place such records are normally located, unless otherwise agreed by the parties at such time. The requestor will abide by any security/confidentiality procedures imposed by the entity possessing the records. The requestor may have the necessary records duplicated at its own expense.


8.       INDEMNIFICATION.

         (a) Visteon agrees to indemnify, save, and hold harmless Ford, all Ford Subsidiaries and all Ford Affiliates, and the officers, directors, employees, agents, consultants, attorneys, accountants and other representatives thereof and each Person, if any, who controls any such Person within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Ford Indemnitees"), from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the related Information Statement (as amended or supplemented if Visteon shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Visteon in writing by Ford expressly for use therein. Visteon agrees to reimburse, or cause a member of the Visteon Group to reimburse, each of the Ford Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any Loss.

         (b) Ford agrees to indemnify, save, and hold harmless Visteon, all Visteon Subsidiaries and all Visteon Affiliates, and the officers, directors, employees, agents, consultants, attorneys, accountants and other representatives thereof and each Person, if any, who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Visteon Indemnitees"), from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the related Information Statement (as amended or supplemented if Visteon shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent,



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but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Visteon in writing by Ford expressly for use therein. Ford agrees to reimburse, or cause a member of the Ford Group to reimburse, each of the Visteon Indemnitees for any reasonable attorneys' fees or any other expenses reasonably incurred by any of them in connection with investigating and/or defending any Loss.

         (c) The Ford Indemnitees or the Visteon Indemnitees (in either case, an "Indemnitee"), as applicable, shall promptly give the party giving the indemnification (the "Indemnifying Party") written notification of any third party claim or any other indemnification claim, together with a copy of any legal pleadings or other written demands from such third party, if applicable; provided, however, that the failure to give such notice will not relieve an Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure to give notice. In particular, in case of any investigation or audit, the Indemnitees shall inform the Indemnifying Party at the beginning of such investigation or audit, to the extent practical, so that the Indemnifying Party may participate therein.

         (d) Except where a Ford Indemnitee has reserved or been given the right to manage or defend a Loss or claim in a written instrument signed by Visteon (or another member of the Visteon Group involved in such Loss or claim), Visteon shall be entitled, at its own expense, to conduct the defense of any third party claim with counsel of its own choice; provided, however, if representation of such Ford Indemnitee by the counsel retained by Visteon would be inappropriate due to actual or potential differing interests between such Ford Indemnitee and any other party represented by such counsel in such proceeding, then Visteon shall not be entitled to conduct such defense. However, the respective Ford Indemnitees shall always be entitled to participate in such defense with counsel of their own choice and at their own expense, and Visteon will cooperate with the Ford Indemnitees and will consult with the Ford Indemnitees (and give reasonable consideration to all proposals and suggestions made by the Ford Indemnitees in connection with all material matters arising in the conduct of such defense). The Ford Indemnitees shall comply with Visteon's instructions in the defense unless the Ford Indemnitees believe the instruction to be unreasonable. The Ford Indemnitees will use reasonable efforts to mitigate the amount of any Losses that may give rise to indemnification hereunder. In the event the Ford Indemnitees have the right to manage or defend the Loss, the involved member of the Visteon Group shall always be entitled to participate in such defense with counsel of its own choice and at its own expense, and the Ford Indemnitees will cooperate with the Visteon Group and will consult with the Visteon Group (and give reasonable consideration to all proposals and suggestions made by the Visteon Group) in connection with all material matters arising in the management of such Loss or conduct of such defense.

         (e) The Visteon Group may not settle any other third party claims covered by this Section without the prior written consent of the Ford Indemnitees involved therein, and the Ford Group may not settle any other third party claims covered by this Section without the prior written consent of the Visteon Indemnitees involved therein; except, in either case, if such




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settlement is solely for money damages, the applicable Indemnitees are reasonably satisfied that the responsible party will directly pay such amount in full and the settlement provides for the full release of all claims against the Indemnittees.

         (f) For tax purposes, the parties agree to treat any payment pursuant to this Section as a capital contribution by Ford to Visteon or a distribution by Visteon to Ford made in the last taxable period beginning before the Distribution and, accordingly, as not includible in the taxable income of the recipient or deductible by the payor.

         (g) A party's liability with respect to any Loss for which an Indemnitee actually recovers amounts from third parties (including, without limitation, proceeds under any policy of insurance available for the purpose) shall be reduced to the extent of the amounts actually recovered. A party's Loss shall not include any consequential damages or lost profits that may be suffered by such party. The parties will also take into account the time cost of money (using the then-current 30 day LIBOR, or any replacement index, as the applicable rate) in determining the amount of the Loss suffered by any Indemnitee.

         (h) The amount of any Loss for which indemnification is provided under this Agreement shall be first reduced by the tax benefit (determined in the reasonable judgment of the Indemnitee) to any Indemnitee of the applicable loss item, and such net loss amount shall then be increased to take account of the net tax cost, including interest and penalties (the "Tax Cost"), if any, incurred by an Indemnitee arising from the receipt or accrual of an indemnity payment hereunder (grossed up for such increase). The computation of such Tax Cost shall reflect the hypothetical tax consequences of the receipt or accrual of any indemnity payment, defined using the maximum statutory rate (or rates, in the case of an item that affects more than one tax) applicable to the Indemnitee for the relevant taxable periods, and reflecting, for example, the effect of the deductions available for interest paid or accrued and for taxes such as state and local income taxes. Any indemnity payment hereunder shall initially be made without regard to this paragraph (h) and shall be increased or reduced to reflect any such Tax Cost (including gross-up) only after the Indemnitee has actually realized or received such cost. The amount of any Tax Cost payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for taxes, and payments between Ford and Visteon to reflect such adjustment shall be made if necessary.

         (i) Ford has the right to offset any amounts owed by Visteon, any Visteon Subsidiary or any Visteon Affiliate to any member of the Ford Group against any amounts owed by Ford to Visteon pursuant to this Section 8. Visteon has the right to offset any amounts owed by Ford, any Ford Subsidiary or any Ford Affiliate to any member of the Visteon Group against any amounts owed by Visteon to Ford pursuant to this Section 8.

         (j) If, for any reason, the indemnification provided for in Section 8(a) or 8(b) is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.




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

9.       CONTINUING PROGRAMS AND CONTRACTS.

         (a) Employees of Visteon and Visteon Subsidiaries (including Ford employees assigned to Vistoen under the Hourly Employee Assignment Agreement) which have been continuously employed by Visteon or a Visteon Subsidiary since the Distribution will be permitted to continue participating in Ford's vehicle purchase plans consisting of the "A Plan" and the "Z Plan" (or other similar programs offered outside the U.S.) to the extent they participated immediately prior to the Distribution so long as such plans are offered. Other employees of Visteon and Visteon Subsidiaries will be permitted to participate in Ford's vehicle purchase plans consisting of the "A Plan" and the "Z Plan" until such time as Ford shall terminate their participation by giving Visteon two (2) years' written notice. After the Distribution, employees of Visteon and Visteon Subsidiaries and Visteon Affiliates will not be eligible to nominate purchases under the "X Plan". In addition, the participation in the "A Plan" and the "Z Plan" (or other similar programs offered outside the U.S.) is conditioned on Visteon supplying the information required by Ford from time to time to administer the programs. This agreement in no way obligates Ford to continue offering the "A Plan" and the "Z Plan" (or other similar programs offered outside the U.S.) if it ceases offering such plans to employees of Ford.

         (b) Ford has announced a program to supply its employees with certain computer hardware and software, which is referred to as the "Connectivity Program". Employees of Visteon will be allowed to participate on terms to be negotiated by the parties in a separate written agreement. The parties acknowledge that the costs to be paid by Visteon will include, without limitation, (i) the costs of developing any necessary portals not otherwise created, and (ii) the taxes or other charges associated with the Connectivity Program, to the same extent Ford Subsidiaries and Ford Affiliates would be responsible for similar taxes or charges.

         (c) Ford and Visteon agree that all executory Inter-Company Buying Authority agreements ("ICBAs") shall be deemed to be Existing Agreements as that term is defined in the Purchase and Supply Agreement. The parties agree to use appropriate purchase orders in the future subject to a period for orderly transition from the current system.

         (d) Visteon, as a Tier 1 supplier to Ford, is the bailee of all Ford-owned tooling, wherever located, used to make parts for Visteon ("Ford-owned Visteon Tooling"). In accordance with Sections 4 and 29 of Ford's current standard terms and conditions (including subsequent revisions, "Global Terms"), Ford grants Visteon permission to locate Ford-owned Visteon Tooling on the premises of third party suppliers to Visteon as Bailed Property (as Defined in the Global Terms), and Visteon is entitled to exercise the rights contained in Sections 4 and 29 of the Global Terms with respect to those suppliers, with "Visteon" substituted for "Buyer" in those Sections. Ford further grants Visteon the right to remove from the premises of Visteon's suppliers any Ford-owned Visteon Tooling whenever Visteon, in its sole discretion, decides to remove any Ford-owned Visteon Tooling. Visteon is responsible for the payment of any personal property taxes incurred on account of the Ford-owned Visteon Tooling. At Ford's request, Visteon will provide to Ford the location and other information about any Ford-owned


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

Visteon Tooling.

10.      LIMITED USE OF FORD TRADEMARKS.

         (a) Ford has a proprietary interest in certain trademarks and tradenames historically used in the Business that were not transferred to Visteon under the Master Transfer Agreement, including, without limitation, "Ford" and the blue oval mark ("Ford Marks"). The parties recognize that the Business will have existing signage, supplies and other materials that are Ford Marks on the date of Distribution ("Existing Materials"). Ford grants Visteon and the Visteon Subsidiaries and Visteon Affiliates, a royalty-free, non-exclusive license to use the Ford Marks on the Existing Materials, on a worldwide basis, for a period of two hundred forty (240) days from the Distribution ("Phase Out Period"). Visteon agrees that, as of the Distribution, it shall not, and will cause the Visteon Subsidiaries and Visteon Affiliates not to, produce, or have produced, any additional supplies or other goods bearing the Ford Marks, other than as permitted under separate agreements with Ford for the manufacture of goods. In addition, Visteon agrees that neither it nor its Subsidiaries or Affiliates will use the Ford Marks on the forms, labels or other items where it would cause confusion regarding the contracting entity or imply Ford was conducting activities for which Ford is not licensed. On expiration of the Phase Out Period, Visteon shall destroy all remaining Existing Materials in Visteon's inventory and not produced under a separate license from or authority by Ford or remove the Ford Marks from such goods. At Ford's request, Visteon will give Ford satisfactory evidence of the destruction or removal.

         (b) Ford hereby grants to Ford Microelectronics, Inc. (a Visteon Subsidiary) a royalty free, non-exclusive, non-transferable license, within the United States, and subject to the quality control, termination and other provisions set forth in this Agreement, to use the term FORD MICROELECTRONICS solely as a corporate name ("Ford Microelectronics License"). Notwithstanding the foregoing, the Ford Microelectronics License shall terminate at the first to occur of (i) three hundred sixty five (365) days from the Distribution, or (ii) the date Visteon transfers any shares of stock in Ford Microelectronics to a third party. Visteon agrees to cause Ford Microelectronics, Inc. to change its name to delete use of "Ford" by such termination date.

         (c) All use of the Ford Marks to under the licenses granted above shall inure solely to the benefit of Ford. Visteon, the Visteon Subsidiaries and the Visteon Affiliates shall not claim any title or any proprietary right to the Ford Marks by virtue of these licenses granted to Visteon, the Visteon Subsidiaries and the Visteon Affiliates. Visteon agrees to, and to cause the Visteon Subsidiaries and Visteon's Affiliates to, use the Ford Marks only in connection with the conduct of the Business to provide goods and services which meet quality standards at least as great as those used by the Business prior to the Distribution.

11.      FORCE MAJEURE.

         (a) If either party hereto or any Subsidiary or Affiliate thereof is rendered unable wholly or in part by Force Majeure (as defined herein) to perform its obligations hereunder (other than the obligation to pay money), such party shall give prompt notice to the other party with the

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

reasonable particulars thereof and the probable extent of the inability to perform such obligation, whereupon the obligation of such party shall be suspended so far as it is affected by such Force Majeure during but no longer than the continuance thereof. The affected party shall use all possible diligence to remove such Force Majeure.

         (b) For the purposes of this Agreement, the term "Force Majeure" shall mean any act of God, strike or lockout or other labor dispute, act of the public enemy, war, blockade, revolution, riot, insurrection, civil commotion, lightning, fire storm, flood, earthquake, explosion, governmental restraint, embargo, inability to obtain or delay in obtaining equipment or transport, inability to obtain or delay in obtaining governmental approvals, permits, licenses or allocations and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the party claiming Force Majeure.


12.      MISCELLANEOUS.

         (a) This Agreement, including all Exhibits and Schedules attached hereto and descriptions of Transitional Services executed pursuant to this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         (b) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan.

         (c) This Agreement is for the sole benefit of the parties hereto, and no third party may claim any right, or enforce any obligation of the parties, hereunder.

         (d) All notices and other communications hereunder shall be in writing and shall be given to the parties as provided in the Master Transfer Agreement.

         (e) This Agreement shall be binding upon and inure to the benefit of each party hereto and the respective successors and assignees of the parties. In no event will a party be released from its indemnity obligations without the written consent of the party indemnified.

         (f) The parties agree that Section 7 of the Master Transfer Agreement applies to claims and indemnities hereunder. In addition, the parties each waive all rights of subrogation, which would otherwise be available to their insurers, relating to any loss, direct or indirect, caused by or related to (i) the provision of shared services under this Agreement, the Master Transfer Agreement or the IT Agreement, or (ii) a claim under Section 8 above.

         (g) If a dispute arises between the parties relating to this Agreement, they will follow the procedures and terms set forth in Section 10(f) of the Master Transfer Agreement, unless a different procedure is explicitly provided for herein.

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

         (h) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         (i) No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         (j) The descriptive headings herein are for reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (k) No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Master Separation Agreement to be executed by their fully authorized representatives as of the day and year first above written.


VISTEON CORPORATION


By:
   ------------------------

Name:
     ----------------------

Title:
      ---------------------


FORD MOTOR COMPANY

By:
   ------------------------

Name:
     ----------------------

Title:
     ----------------------




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


                                   SCHEDULE 1

                                   DEFINITIONS

"A Plan" - has its meaning set forth in Section 9(a).

"Action" - means any claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

"Affiliate" - means any entity in which a party owns or controls, directly or indirectly, less than 50%, but more than 20%, of its stock or other equity interests.

"Agent" - has its meaning set forth in Section 6(a).

"Agreement" - has its meaning set forth in the opening paragraph.

"Ancillary Agreements" - has its meaning set forth in Recitals.

"Business" - has its meaning set forth in Recitals.

"Class B Stock" - has its meaning set forth in Recitals.

"Code" - has its meaning set forth in Recitals.

"Confidential Information" - has its meaning set forth in Section 7(a).

"Connectivity Program" - has its meaning set forth in Section 9(b).

"Continued Service" - has its meaning set forth in Section 2(d).

"Controls or Controlled" - means the possession, directly or indirectly, of the power to direct or cause management to direct the policies of an entity, whether through the ownership of equity, by contract or otherwise.

"Distribution" - has its meaning set forth in Recitals.

"Dividend" - has its meaning set forth in Recitals.

"Exchange Act" - means the Securities Exchange Act of 1934, as amended.

"Existing Materials" - has its meaning set forth in Section 10(a).

"FGTI" - has its meaning set forth in Recitals.

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

"Force Majeure" - has its meaning set forth in Section 11(b).

"Ford" - has its meaning set forth in the opening paragraph.

"Ford Affiliate" - means any Affiliate of Ford other than a Visteon Affiliate.

"Ford Common Stock" - has its meaning set forth in Recitals.

"Ford Group" - means Ford or any entity controlled by Ford.

"Ford Idemnitees" - has its meaning set forth in Section 8(a).

"Ford Marks" - has its meaning set forth in Section 10(a).



"Ford Microelectronics License" - has its meaning set forth in Section 10(b).

"Ford-owned Visteon Tooling" - has its meaning set forth in Section 9(d).

"Ford Subsidiary" - means any Subsidiary of Ford, other than Visteon or a Visteon Subsidiary.

"Global Terms" - has its meaning set forth in Section 8(d).

"ICBAs" - has its meaning set forth in Section 9(c).

"Indemnifying Party" - has its meaning set forth in Section 8(c).

"Indemnitee" - has its meaning set forth in Section 8(c).

"IT Agreement" - has its meaning set forth in Recitals.

"Losses" - means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

"Master Transfer Agreement" - has its meaning set forth in Recitals.

"Person" - means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.


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

"Phase Out Period" - has its meaning set forth in Section 10(a).

"Plans" - has its meaning set forth in Recitals.

"Principal"  - has its meaning set forth in Section 6(a).

"Securities Act" - means the Securities Act of 1933, as amended.

"Reasonable Care" - has its meaning set forth in Section 7(b).

"Subsidiary" - means any entity in which a party owns or controls, directly or indirectly, 50% or more of its stock or other equity interests.

"Tax Cost" - has its meaning set forth in Section 8(h).

"Tax Sharing Agreement" - has its meaning set forth in Recitals.

"Transfer" - has its meaning set forth in Recitals.

"Transition Termination Date" - has its meaning set forth in Section 2(a).

"Transitional Services" - has its meaning set forth in Section 2(a).

"VGTI" - has its meaning set forth in Recitals.

"Visteon" - has its meaning set forth in the opening paragraph.

"Visteon Affiliate" - means any entity that is or would be an Affiliate of Visteon after the completion of the Transfer.

"Visteon Common Stock" - has its meaning set forth in Recitals.

"Visteon Entities" - has its meaning set forth in Section 7(d).

"Visteon Indemnitees" - has its meaning set forth in Section 8(b).

"Visteon Group" - means Visteon or any entity controlled by Visteon.

"Visteon Subsidiary" - means any entity that is or would be a Subsidiary of Visteon after the completion of the Transfer.

"Z Plan"n - has its meaning set forth in Section 9(a).


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


                                  SCHEDULE 2(A)

                              TRANSITIONAL SERVICES

1.       Accounting services

2. Advance manufacturing engineering services, including developing, conducting, and/or providing support for certain training programs and/or laboratory testing

3. Asia Pacific services, including accounting, canteen, fire and ambulance, fuel, general affairs, company-sponsored employee events, company cars, lease cars, human resources, medical center, insurance, parking, power, process leadership, pump house, purchasing, office automation, systems, telecommunications, tool room, treasury, and/or wastewater and sewage treatment services to certain Visteon Asia Pacific locations, and liaison services to Visteon International Business Development, Inc. at its branches or representative offices in the Asia Pacific, including identifying new business opportunities, government relations and monitoring of local developments

4. Finance services to certain Visteon European and Visteon Asia Pacific locations

5. Human resources services, including corporate relations, certain customs operations, business operations, labor affairs, corporate travel, and/or healthcare services (but not medical services)

6. Intellectual property services, including administrative and operating personnel (but not legal advice or services), intellectual property database maintenance and administration, and/or information technology support services

7. Manufacturing and plant engineering services to certain Visteon European locations

8. Material planning and logistics services, including customs, logistics, transportation purchasing, freight payments, hazardous materials, and/or CMMS support services

9. Product development services, including global testing operations and/or materials engineering and testing services


10. Purchasing services, including FM&SP, production purchasing, and/or purchasing systems support services

11. Quality services, including CIRS, Global 8D, and/or quality focus test fleet services

12. Real estate services, including plant engineering, energy, environmental, property tax, and/or site management services


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

13. Tax services, including accounting, counseling, and/or planning services

14.      Treasury services

15.      Certain Insurance coverage and services

                                   SCHEDULE 4

                                    PAYMENTS



            SCHEDULE 4 IS ATTACHED AS C:/WINDOWS/TEMP/MSAPYMTSCH.XLS























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


                                   SCHEDULE 6A

                   VISTEON ENTITIES GIVING AUTHORITY TO AGENT


     Visteon Global Technologies Inc.
     Visteon AC Holdings Corp.
     Visteon International Holdings, Inc. (US)
     Visteon Systems, LLC (formerly FE&R LLC and FERCO)
     Autopal s.r.o. (Czech)
     Autovidrio SA de CV (Mexico)
     Cadiz Electronica SA (Spain)
     Carplastic SA de CV (Mexico)
     Climate Systems Mexicana SA de CV (95%)
     Coclisa SA de CV (Mexico)
     Ford Microelectronics Inc. (US)
     Grupo Visteon SRL (Mexico)
     Japan Climate Systems Corp.
     Lamosa SA de CV (Mexico)
     LeatherWorks, LLC (US) (40%)
     Naldec (Japan)
     Visteon Ardennes Industries SAS (France)
     Visteon Asia Pacific, Inc. (Japan)
     Visteon Canada Inc. (Canada)
     Visteon Caribbean Inc., AKA Ford Motor Company Caribbean, Inc. Visteon Centro SA
     Visteon Corporation (US)
     Visteon de Mexico SRL
     Visteon Deutschland GmbH
     Visteon European Holdings Corp. (US)
     Visteon Global Treasury, Inc.
     Visteon Interior Holdings France, SAS
     Visteon International Business Development, Inc.
     Visteon LA Holdings Corp.
     Visteon Portugesa (Bermuda)
     Visteon Systemes Interieur France SA
     Visteon Technologies, LLC (US)
     Visteon UK Limited




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


                                   SCHEDULE 6B

                                AUTHORIZED AGENTS


Ford Motor Company, a corporation organized under the laws of the State of Delaware/U.S.A.
Ford Motor Land Services Corporation
Ford Motor Company Limited of Brentwood, Essex/UK
Ford-Werke Aktiengesellschaft of Cologne/Germany
Ford France S.A. of Rueil Malmaison/France
Ford Espana, S.A. of Madrid/Spain
Ford Lusitana, S.A. of Lisbon/Portugal
Ford Nederland B.V. of Amsterdam/Netherlands
Ford Motor Company (Belgium) N.V. of Antwerp/Belgium
Ford Italiana S.p.A. of Rome/Italy
Ford Motor Company AB of Stockholm/Sweden
Ford Motor Company (Switzerland) S.A. of Zurich/Switzerland
FOLAT, S.A. de C.V.
Ford Motor Company of Canada, Limited
Ford Brasil Ltda.
Ford Argentina S.A.
Ford Motor Company Philippines, Inc.
Ford Motor Hungaria Kft



24